Oasis Petroleum Inc. Announces Cash Tender Offers for Senior Notes
HOUSTON, TX, April 30, 2018 /PRNewswire/ -- Oasis Petroleum Inc. (“Oasis”) (NYSE: OAS) announced today that it has commenced cash tender offers (the “Tender Offers”) for up to an aggregate principal amount that will not result in an Aggregate Purchase Price (as defined below) that exceeds $400 million (subject to increase or decrease by Oasis, the “Aggregate Maximum Tender Amount”) of Oasis’s outstanding 7.25% Senior Notes due 2019 (the “2019 Notes”), of which $54,275,000 principal amount is currently outstanding, 6.5% Senior Notes due 2021 (the “2021 Notes”), of which $395,501,000 principal amount is currently outstanding, 6.875% Senior Notes due 2022 (the “2022 Notes”), of which $937,080,000 principal amount is currently outstanding, and 6.875% Senior Notes due 2023 (the “2023 Notes”), of which $366,094,000 principal amount is currently outstanding (collectively, the “Notes”). Information related to the Notes and the Tender Offers is listed in the table below. Oasis refers to the aggregate amount that all holders of Notes are entitled to receive, excluding Accrued Interest (as defined below), for their Notes that are validly tendered and accepted for purchase by Oasis as the “Aggregate Purchase Price.”
In conjunction with certain of the Tender Offers, Oasis has also commenced solicitations (each a “Consent Solicitation” and, collectively, the “Consent Solicitations”) of consents (each a “Consent” and, collectively, the “Consents”) from holders of the 2019 Notes, the 2021 Notes and the 2022 Notes to amend certain provisions (the “Proposed Amendments”) of the applicable indentures governing the Notes of such series. The Proposed Amendments would amend the indenture with respect to the applicable series of Notes to, among other things, eliminate substantially all of the restrictive covenants and certain events of default under such Indenture and modify certain notice requirements for redemption of the applicable series of Notes issued under such indenture.
If there is a Consent Solicitation with respect to a series of Notes, holders may not tender such Notes without delivering their Consents pursuant to the related Consent Solicitation and may not deliver Consents without tendering their Notes pursuant to the related Tender Offer.
The terms and conditions of the Tender Offers are described in an Offer to Purchase and Consent Solicitation Statement, dated April 30, 2018 (the “Offer to Purchase and Consent Solicitation”), and the accompanying Letter of Transmittal and Consent. The amounts of each series of Notes to be purchased may be prorated as set forth in the Offer to Purchase and Consent Solicitation.

Title of Notes	CUSIP Number(1)	Aggregate Principal Amount Outstanding	Acceptance Priority Level	Tender Offer Consideration (2)	Early Tender Premium (2)	Total Consideration (2)(3)
7.25% Senior Notes due 2019	674215AC2	$54,275,000	1	$973.75	$30.00	$1,003.75
6.50% Senior Notes due 2021	674215AD0	$395,501,000	2	$995.00	$30.00	$1,025.00
6.875% Senior Notes due 2022	674215AG3	$937,080,000	3	$1,004.38	$30.00	$1,034.38
6.875% Senior Notes due 2023*	674215AE8	$366,094,000	4	$1,000.50	$30.00	$1,030.50

*	The 2023 Notes do not have a related Consent Solicitation.

(1)
No representation is made as to the correctness or accuracy of the CUSIP Numbers listed above in the Offer to Purchase and Consent Solicitation or the accompanying Letter of Transmittal and Consent or printed on the Notes. They are provided solely for the convenience of holders of the Notes.

(2)	Per $1,000 principal amount of Notes validly tendered (and not validly withdrawn) and accepted for purchase by Oasis.

(3)	Includes the Early Tender Premium (as defined below) for Notes validly tendered prior to the Early Tender Date (as defined below) (and not validly withdrawn) and accepted for purchase by Oasis.
The order of priority for the purchase of the Notes (the “Acceptance Priority Levels”) is shown in the table above, with 1 being the highest Acceptance Priority Level and 4 being the lowest Acceptance Priority Level. The Tender Offers and the Consent Solicitations will expire at 11:59 p.m., New York City time, at the end of the day on May 25, 2018, unless extended or earlier terminated by Oasis (such date and time, as it may be extended, the “Expiration Date”). No tenders of Notes or deliveries of related Consents submitted after the Expiration Date will be valid.
Subject to the terms and conditions of the Tender Offers and the Consent Solicitations, the consideration for each $1,000 principal amount of Notes validly tendered (and not validly withdrawn) and accepted for purchase by Oasis pursuant to the Tender Offers will be the tender offer consideration for such series of Notes set forth in the table above (with respect to each series of Notes, the “Tender Offer Consideration”). Holders of Notes that are validly tendered (with Consents that have been validly delivered, if applicable) and not validly withdrawn (or Consents revoked) at or prior to 5:00 p.m., New York City time, on May 11, 2018 (such date and time, as it may be extended, the “Early Tender Date”) and accepted for purchase by Oasis pursuant to the Tender Offers will receive the applicable Tender Offer Consideration for such series, plus the applicable early tender premium for such series of Notes set forth in the table above (with respect to each series of Notes, the “Early Tender Premium” and, together with the applicable Tender Offer Consideration, the “Total Consideration”), subject to the terms and conditions of the Tender Offers and the Consent Solicitations. Holders of Notes validly tendering their Notes (and validly delivering their Consents, if applicable) after the Early Tender Date will not be eligible to receive the Early Tender Premium.
All Notes validly tendered and accepted for purchase by Oasis pursuant to the Tender Offers will receive the applicable consideration set forth in the table above, plus accrued and unpaid interest on such Notes from the last interest payment date with respect to those Notes to, but not including, the applicable Settlement Date (as defined below) (“Accrued Interest”).
Tendered Notes may be validly withdrawn from the Tender Offers, and delivered Consents may be revoked, at or prior to 5:00 p.m., New York City time, on May 11, 2018, unless extended by Oasis (such date and time, as it may be extended, the “Withdrawal Deadline”). Holders who validly tender their Notes (and validly deliver any related Consents) after the Withdrawal Deadline, but prior to the Expiration Date, may not validly withdraw their tendered Notes (or validly revoke their Consents).
Oasis reserves the right, but is under no obligation, to increase or decrease the Aggregate Maximum Tender Amount at any time without extending the Early Tender Date or the Withdrawal Deadline for any Tender Offer or otherwise reinstating withdrawal or revocation rights of holders, subject to applicable law, which could result in Oasis purchasing a greater or lesser amount of Notes in the Tender Offers.
Oasis reserves the right, but is under no obligation, at any point following the Early Tender Date and before the Expiration Date, subject to the satisfaction or waiver of the conditions to the Tender Offers and the Consent Solicitations, to accept for purchase any Notes validly tendered (with Consents that have been validly delivered, if applicable) and not validly withdrawn (or Consents revoked) at or prior to the Early Tender Date (the settlement date of such purchase being the “Early Settlement Date”), subject to the Aggregate Maximum Tender Amount, the Acceptance Priority Levels and proration. The Early Settlement Date will be determined at Oasis’s option and is currently expected to occur on May 14, 2018, the first business day after the Early Tender Date, subject to all conditions to the Tender Offers and the Consent Solicitations having been either satisfied or waived by Oasis. On such Early Settlement Date, Oasis will accept Notes validly tendered (with Consents that have been validly delivered, if applicable) and not validly withdrawn (or Consents revoked) at or prior to the Early Tender Date, subject to the Aggregate Maximum Tender Amount, the Acceptance Priority Levels and proration. Oasis will purchase any remaining Notes that have been validly tendered (with Consents that have been validly delivered, if applicable) and not validly withdrawn (or Consents revoked) at or prior to the Expiration Date and that Oasis chooses to accept for purchase, subject to all conditions to the Tender Offers and the Consent Solicitations having been either satisfied or waived by Oasis, promptly following the Expiration Date (the settlement date of such purchase being the “Final Settlement Date”; the Final Settlement Date and the Early Settlement Date each being a “Settlement Date”), subject to the Aggregate Maximum Tender Amount, the Acceptance Priority Levels and proration. The Final Settlement Date is expected to occur on May 29, 2018, the first business day following the Expiration Date, assuming that the conditions to the Tender Offers and the Consent Solicitations are satisfied or waived and Notes having an aggregate purchase price equal to the Aggregate Maximum Tender Amount are not purchased on the Early Settlement Date. Notes accepted on the Final Settlement Date, if any, will be accepted subject to the Aggregate Maximum Tender Amount, the Acceptance Priority Levels and proration.

Subject to the Aggregate Maximum Tender Amount and proration, Oasis will accept Notes for purchase as follows: (1) with respect to Notes tendered at or before the Early Tender Date, all Notes tendered at or before the Early Tender Date having a higher Acceptance Priority Level will be accepted before any Notes tendered at or before the Early Tender Date having a lower Priority Acceptance Level are accepted and (2) with respect to Notes tendered after the Early Tender Date, all Notes validly tendered after the Early Tender Date having a higher Acceptance Priority Level will be accepted before any Notes tendered after the Early Tender Date having a lower Acceptance Priority Level are accepted. For the avoidance of doubt, if the Tender Offers are not fully subscribed as of the Early Tender Date, Notes tendered at or before the Early Tender Date will be accepted for purchase in priority to other Notes tendered after the Early Tender Date, even if Notes tendered after the Early Tender Date have a higher Acceptance Priority Level than Notes tendered prior to the Early Tender Date.
Acceptance for tenders of any Notes may be subject to proration if the aggregate principal amount for any series of Notes validly tendered and not validly withdrawn would result in an Aggregate Purchase Price for such Notes that exceeds the Aggregate Maximum Tender Amount. In the event of any proration of a series of Notes, if there is a Consent Solicitation with respect to such series of Notes, the Consents delivered with respect to such series of Notes shall be null and void. If the aggregate principal amount of Notes validly tendered at or before the Early Tender Date results in an Aggregate Purchase Price that exceeds the Aggregate Maximum Tender Amount, Oasis will not accept for purchase any Notes tendered after the Early Tender Date unless the Aggregate Maximum Tender Amount is increased.
None of the Tender Offers is conditioned upon the tender of a minimum amount of Notes, the consummation of any other Tender Offer in respect of any other series of Notes or obtaining any Requisite Consent (as defined below). The adoption of the Proposed Amendments with respect to any Indenture or series of Notes is not conditioned upon the consummation of any other Consent Solicitation or adoption of the Proposed Amendments in respect of any other Indenture or series of Notes or obtaining any Requisite Consent with respect to any other Indenture or series of Notes. However, the Tender Offers are subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer to Purchase and Consent Solicitation, including Oasis’s completion of its concurrently announced unregistered offering of senior notes providing gross proceeds of at least $400 million to Oasis (the “Debt Financing”).
Oasis expects to use the net proceeds from the Debt Financing, together with cash on hand, to fund its payments of the Tender Offer Consideration, the Total Consideration and fees and expenses (including Accrued Interest) payable in connection with the Tender Offers.
Oasis intends to execute a supplement to each Indenture (each, a “Supplemental Indenture”) with the applicable trustee with respect to the Proposed Amendments to the applicable Indenture if the requisite consents to effect such Proposed Amendments (the “Requisite Consents”) are received, as described in the Offer to Purchase and Consent Solicitation. Assuming that the Requisite Consents are received, it is expected that a Supplemental Indenture will be entered into promptly following the later of the receipt of such Requisite Consents and the Withdrawal Deadline.
Each Supplemental Indenture will become effective upon execution but will provide that the Proposed Amendments will not become operative unless Oasis accepts the applicable Notes satisfying the Requisite Consent required for purchase in the applicable Tender Offer. In the event of any proration of a series of Notes, if there is a Consent Solicitation with respect to such series of Notes, the Consents delivered with respect to such series of Notes shall be null and void. Additionally, if a Tender Offer or the related Consent Solicitation is terminated or withdrawn, the related Indenture will remain in effect in its present form unless the Requisite Consents with respect to the Proposed Amendments to such Indenture are otherwise obtained. The Proposed Amendments constitute a single proposal with respect to each applicable series of Notes, and a consenting holder of Notes must deliver a Consent to the Proposed Amendments as an entirety and may not consent selectively with respect to certain of the Proposed Amendments.
Oasis may amend, extend or, subject to certain conditions and applicable law, terminate each Tender Offer or Consent Solicitation at any time in its sole discretion.
Full details of the terms and conditions of the Tender Offers and the Consent Solicitations are described in the Offer to Purchase and Consent Solicitation and the accompanying Letter of Transmittal and Consent, which are being sent by Oasis to holders of the Notes. Holders of the Notes are encouraged to read these documents as they contain important information regarding the Tender Offers and the Consent Solicitations.

Oasis has retained Wells Fargo Securities, LLC and Citigroup Global Markets Inc. to act as the lead dealer managers for the Tender Offers and the lead solicitation agents for the Consent Solicitations. Questions or requests for assistance regarding the terms of the Tender Offers and the Consent Solicitations should be directed to Wells Fargo Securities, LLC at (866) 309-6316 (toll-free) or Citigroup Global Markets Inc. at (800) 558-3745 (toll-free). Requests for the Offer to Purchase and Consent Solicitation and other documents relating to the Tender Offers and the Consent Solicitations may be directed to Global Bondholder Services Corporation, the tender agent and information agent for the Tender Offers, at (866) 470-3700 (toll-free) or by email at contact@gbsc-usa.com.
None of Oasis, its board of directors or officers, the dealer managers, the solicitation agents, the tender agent and information agent or the trustees with respect to the Notes or any of their respective affiliates is making any recommendation as to whether holders should tender any Notes in response to the Tender Offers or deliver any Consents pursuant to the Consent Solicitations. Holders must make their own decision as to whether to tender their Notes and, if applicable, to deliver their Consents, and, if so, the principal amount of Notes as to which action is to be taken.
The Tender Offers and the Consent Solicitations are only being made pursuant to the Offer to Purchase and Consent Solicitation and the accompanying Letter of Transmittal and Consent. This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes in the Tender Offers. The Tender Offers and the Consent Solicitations are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Tender Offers and the Consent Solicitations are required to be made by a licensed broker or dealer, the Tender Offers and the Consent Solicitations will be deemed to be made on behalf of Oasis by the dealer managers and solicitation agents, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.
This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities issued in connection with any notes offering, nor shall there be any sale of the securities issued in such an offering in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Offers of any such securities will be made in the United States only by means of a private offering memorandum pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.
Forward-Looking Disclosure Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Oasis expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements regarding the Tender Offers and the Consents Solicitations and the intended use of proceeds or other aspects of the Debt Financing. These statements are based on certain assumptions made by Oasis based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Oasis, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, changes in oil and natural gas prices, weather and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as Oasis’s ability to access them, the proximity to and capacity of transportation facilities, uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting Oasis’s business and other important factors that could cause actual results to differ materially from those projected as described in Oasis’s reports filed with the Securities and Exchange Commission.
Any forward-looking statement speaks only as of the date on which such statement is made and Oasis undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Oasis Petroleum Inc.
Oasis Petroleum is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston and Delaware Basins.
SOURCE Oasis Petroleum Inc.
For further information: Oasis Petroleum Inc., Richard Robuck, (281) 404-9600, SVP Finance & Treasurer.